INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-267710, 333-273402 and 333-280495) of our report dated March 28, 2024 relating to the financial statements of Nutex Health Inc. appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of Nutex Health Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Houston, Texas
November 24, 2025